Exhibit 5.1

            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions "Auditors, Transfer Agent and Registrar" and "Interest of Experts" in the amended Registration Statement on Form F-10 and related amended and restated preliminary short-form Prospectus of Zarlink Semiconductor Inc. for the registration of 75,000 Subscription Receipts and to the incorporation by reference therein of our report dated June 6, 2007, with respect to the consolidated financial statements of Zarlink Semiconductor Inc. included in its Annual Report on Form 20-F for the year ended March 30, 2007, filed with the Securities and Exchange Commission.

Ottawa, Canada                                       /s/ Ernst & Young LLP
July 18, 2007                                        Chartered Accountants
                                                     Licensed Public Accountants